Exhibit 99.1

Clearfield, Inc. Reports First Year of Profitability

Net Income of 13 cents per Share for Fiscal Year ended September 30, 2008

  Net Sales: $23.5M, up 26% from previous year
  Gross Profit: $7.85M, up 41% from previous year
  Net Income $1.5M, or 13 cents per share, improved from a loss of $2.9M from previous year

MINNEAPOLIS--(BUSINESS WIRE)--December 15, 2008--Clearfield, Inc. (Nasdaq: CLFD) today announced results for the fiscal year ended September 30, 2008. The Company reported net income of $1,514,000 compared to a loss of $2,925,000 in the same period of the previous year. Key to the Company’s strong performance is a combination of strong market acceptance of the FieldSmart product line and the associated improved gross margins that accompany it.

Revenue for the year was $23,494,000 in comparison to $18,697,000 for 2007, an increase of 26 percent. Gross profit was $7,852,000 in comparison to $5,573,000 for the earlier period, an increase of 41 percent.

Revenue for the fourth quarter was $7,188,000 in comparison to $5,390,000 for the similar period in 2007, an increase of 33 percent. Gross profit was $2,529,000 in comparison to $1,768,000 for the earlier period, an increase of 43 percent.

Comments on Operations

“Our strong financial performance is a testament to the dedicated energy and professionalism of the Clearfield employee community,” commented Cheri Beranek Podzimek, president and CEO of Clearfield. “We aim to separate ourselves from our competition through the nimble execution of an aggressive business plan as well as a dedicated effort to listen to the specific needs of our customers and prospective clients and adjust accordingly.”

“The Fiber to the Premise marketplace continues to offer growth opportunities for companies with technologies designed for the future of broadband deployment. Fieldsmart is the only fiber management solution designed as a platform for the entire FTTH network. Our customers have recognized that a common platform, optimized for the deployment requirements of the inside plant, outside plant and access network, is crucial to lowering their operational costs associated with labor and installation.”

“The Company continues to have a very strong balance sheet. In October a settlement with Credit Suisse resulted in the sale of our Auction Rate Securities (ARS) to Credit Suisse for cash at par value. Excess cash is now invested in highly liquid U.S. Treasury instruments. While the future impact of the current economic environment is difficult to predict, we are encouraged by our results and the success of the FieldSmart product line in the past year.”

About Clearfield, Inc Clearfield, Inc., designs and manufactures FieldSmart – a modular fiber management platform using the patented Clearview Cassette as an “Any Application, Anywhere” multiplier to meeting the fiber management needs of the broadband service provider. Product lines include the latest generation Fiber Distribution System (FDS) for the inside plant, the Fiber Scalability Center (FSC) for the outside plant, and Fiber Delivery Points (FDP) for access networks. The FDS, FSC and FDP product lines support a wide range of panel configurations, densities, connectors and adapter options, and are offered alongside an assortment of passive optical components and a complete line of fiber and copper assemblies for indoor plant, outside plant and access environments. Clearfield is a public company, traded on Nasdaq:CLFD. www.ClearfieldConnection.com

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

FINANCIAL RESULTS (unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$7,188,484	$5,389,634	$23,493,796	$18,697,245

Cost of sales	4,659,503	3,622,122	15,641,961	13,124,250

Gross profit	2,528,981	1,767,512	7,851,835	5,572,995

Operating expenses
Selling, general and administrative	1,813,598	1,707,111	6,854,934	6,568,844
Goodwill impairment charge	-	-	-	852,000
Gain on disposal of assets	-	(13,079)	-	(13,806)
	1,813,598	1,694,032	6,854,934	7,407,038

Income (loss) from operations	715,383	73,480	996,901	(1,834,043)

Interest income	51,052	81,293	268,063	331,843
Interest expense	(2,219)	(3,430)	(10,721)	(7,736)
Other income (expense)	12,799	-	55,881	(30,565)
	61,632	77,863	313,223	293,542
Income (loss) before income taxes	777,015	151,343	1,310,124	(1,540,501)

Income tax expense (benefit)	22,355	27,270	93,303	(229,103)
Net income (loss) from continuing operations	754,660	124,073	1,216,821	(1,311,398)
Net income (loss) from discontinued operations	-	(4,573)	352,690	(1,854,589)
Net income (loss) on disposal of assets of discontinued operations	-	-	(55,251)	240,689
Total income (loss) from discontinued operations	-	(4,573)	297,439	(1,613,900)
Net income (loss)	$754,660	$119,500	$1,514,260	$(2,925,298)

Net income (loss) per share:
Continuing operations	$0.06	$0.01	$0.10	($0.11)
Discontinued operations	$0.00	$0.00	$0.03	($0.14)
Basic and diluted	$0.06	$0.01	$0.13	($0.25)

Weighted average shares outstanding:
Basic and diluted	11,938,131	11,872,331	11,938,131	11,872,331

FINANCIAL RESULTS (unaudited -continued)

	September 30, 2008	September 30, 2007
Assets
Cash and cash equivalents	$4,333,709	$3,304,645
Available for sale securities	-	2,825,000
Accounts receivable, net	2,533,447	2,418,651
Inventories	2,088,769	1,595,282
Other current assets	115,344	102,473
Property plant and equipment, net	1,604,202	1,773,739
Investments	3,036,000	-
Other assets	3,287,666	3,321,778

Total assets	$16,999,137	$15,341,568

Liabilities
Current liabilities	$3,116,894	$2,515,612
Long-term liabilities	289,626	613,269

Shareholders’ equity
Common stock	119,381	118,723
Additional paid-in capital	52,166,219	52,037,207
Accumulated deficit	(38,428,983)	(39,943,243)
Accumulated other comprehensive (loss)	(264,000)	-
Total shareholders’ equity	13,592,617	12,212,687

Total liabilities and shareholders’ equity	$16,999,137	$15,341,568

CONTACT:
Clearfield, Inc.
Cheryl Beranek Podzimek, 763-476-6866
Chief Executive Officer and President
Investor-relations@clfd.net